Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 12th day of July, 2013 (the “Effective Date”) between EMULEX CORPORATION (the “Company”) and JAMES M. MCCLUNEY (the “Executive”), with respect to and on the basis of the following facts and understandings:

A. Executive is currently employed by the Company as its Chief Executive Officer.

B. The Company desires to employ the Executive as its Executive Chairman and the Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Prior Agreements. This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the letter agreement, dated August 21, 2012, between you and the Company relating to certain severance benefits); provided, however, that this Agreement does not supersede and negate any of the following (collectively, the “Surviving Agreements”) (i) the Indemnification Agreement by and between the Company and the Executive dated May 23, 2005 (the “Indemnification Agreement”), (ii) the Executive’s rights under the Company’s equity awards programs or any agreements entered into in connection with such equity awards programs (the “Equity Awards”), (iii) any Employee Creation and Non-Disclosure Agreement or other employee invention, non-disclosure or similar agreement regarding treatment of confidential or proprietary information between the Company and the Executive (collectively, the “Confidentiality Agreement”), or (iv) the Key Employee Retention Agreement between you and the Company effective on January 1, 2013 (the “KERA”).

2. Employment; Duties; Time Commitment.

(a) During the Term, Executive shall be employed as and hold the title of Executive Chairman and shall have the powers, authorities, duties and obligations of management commensurate with such position as the Company’s Board of Directors (the “Board”) may assign from time to time, subject to the directives of the Board and the corporate policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies). It is anticipated that such duties and obligations shall be determined in cooperation with the Company’s Chief Executive Officer and that such duties and obligation shall include, but not be limited to, (i) active participation in strategic planning and development as well as providing strategic advice to the Chief Executive Officer, (ii) communication on behalf of the Company with external stakeholders, as needed, (iii) assist in maintaining key relationships with customers, and (iv) such other appropriate projects and activities that may be requested by the Chief Executive Officer. During the Term, the Executive shall report solely to the Board. The compensation provided in this Agreement shall compensate the Executive during the Term for his services as a member of the Board, and the Executive shall not receive any additional compensation for such Board service (including under the Company’s compensation program for its non-employee Directors). Executive’s title as Executive Chairman refers to his role as an officer and employee of the Company. The procedures for selection and the responsibilities of the Chairman of the Board are established separately by the Board.

(b) The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive agrees that he will maintain a regular schedule at that office when not traveling as part of his employment. The Executive acknowledges that he may be required to travel on a regular basis in the course of performing his duties for the Company.

(c) During the Term, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board, which shall not be unreasonably withheld. Executive and the Company agree that Executive may regularly (in addition to his service on the Company’s Board) serve on up to three (3) boards at any one time, which shall not include more than two (2) public companies, provided, however, that the Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its subsidiaries, successors or assigns.

3. No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; and (iii) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

4. Resignation as CEO. Effective as of the Effective Date, the Executive does hereby relinquish his position as Chief Executive Officer of the Company and, upon request by the Company, any position as an officer or director of any direct or indirect subsidiary of the Company. Executive acknowledges and agrees that the changes to the terms of his employment with the Company contemplated by this Agreement (including, without limit, the change from Chief Executive Officer to Executive Chairman) shall not constitute “Good Reason” under the KERA or any other agreement between Executive or the Company.

5. Term. Subject to earlier termination as provided in this Agreement, the term of Executive’s employment under this Agreement (“Term”) shall be deemed to have commenced as of the Effective Date and end on the close of business on the third year anniversary of the Effective Date (“Termination Date”).

6. Salary; Incentive Compensation.

(a) The Company shall pay Executive salary (as may be adjusted in accordance with the terms of this Agreement, the “Base Salary”) an initial annual rate of $587,000 less applicable deductions which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. Such Base Salary will be reviewed by the Compensation Committee on an annual basis and it is expected that the annual Base Salary will decrease annually during the Term based on the Board of Directors and/or Compensation Committee’s determination as to the Company’s needs for and value of the services being provided by Executive.

(b) Executive shall be eligible to receive an annual incentive payment (“Incentive Payment”) in accordance with the Company’s Executive Incentive Plan as in effect from time to time, or such successor incentive payment plan(s) through which the Company compensates its executive officers.

(c) During the Term, any new or additional equity awards made to the Executive will be at the sole discretion of the Compensation Committee and the Board.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Compensation Committee, in its sole discretion, may notify, within forty-five (45) days after the end of each fiscal year (the

“Salary Adjustment Notice”) Executive of its determination as to the Base Salary and proposed Incentive Payment target for the then-current fiscal year (collectively, the “Adjusted Cash Compensation”) as well as any modification of the time commitment expected of Executive pursuant to Section 2(a). In the event that the Adjusted Cash Compensation is less than the total Base Salary and Incentive Payment target earned by Executive during the prior fiscal year, Executive shall have thirty (30) days to terminate the Agreement and his employment by providing written notice to the Company (an “Adjustment Termination”). If the Company receives the Adjustment Termination within such thirty (30) day period, Executive shall be entitled to receive the Severance Benefits described in Section 9(b)(i), 9(b)(ii) and 9(b)(iii) below; provided, however that Base Salary for purposes of calculation of amounts due under Section 9(b)(i)(A) shall be the Base Salary as in effect prior to delivery of the most recent Salary Adjustment Notice. In the event Executive fails to provide the Adjustment Termination within thirty (30) days following receipt of the Salary Adjustment Notice, Executive shall be deemed to have accepted the Adjusted Cash Compensation.

7. Benefits.

(a) During the Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive level employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

(b) The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Term in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

(c) During the Term, the Executive shall be entitled to all holiday and leave pay (if any) generally available to other executives of the Company.

8. Termination.

(a) The Executive’s employment by the Company may be terminated at any time by the Company: (i) with Cause, or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

(b) In addition to the termination rights described in Section 6(d), the Executive’s employment by the Company may be terminated by the Executive with no less than sixty (60) days advance written notice to the Company; provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

9. Severance Benefits. If the Executive’s employment by the Company is terminated during the Term for any reason by the Company or by the Executive, or upon or following the expiration of the Term (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b) If, during the Term, the Executive’s employment with the Company terminates as a result of an Involuntary Termination, the Executive shall be entitled to the following benefits (the “Severance Benefits):

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to the sum of: (A) one times his Base Salary at the annual rate in effect on the Severance Date, (B) any unpaid annual incentive payments (based on performance criteria) that have been earned but deferred based on mutual agreement between Executive and the Company (or its Compensation Committee), and (C) one times his annual target Incentive Payment at the rate in effect on the Severance Date;

(ii) Notwithstanding anything to the contrary contained in the applicable Equity Award agreement, the vesting of all Executive’s Equity Awards shall be accelerated by one year (with any performance-based Equity Awards vesting at a minimum of the target achievement level), with each applicable stock option remaining exercisable for three months following the date on which Executive’s Continuous Service (as defined in the Company’s 2005 Equity Incentive Plan) terminates; and

(iii) The Company shall pay Executive a lump sum cash amount equal to twelve (12) multiplied by the full monthly cost of maintaining health, dental and vision benefits for Executive (and his eligible dependents) as of the Severance Date under the Company’s group health plan for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(c) The foregoing provisions of this Section 9 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any). Except as provided in Section 9(b)(ii) above, the effect of any termination of Executive’s employment on Executive’s rights under any Equity Award shall be determined by the applicable plan document(s) and/or agreement(s) entered into in connection with any such Equity Award.

(d) Subject to the provisions of Section 14 of this Agreement, any Severance Benefits to which Executive is entitled under this Agreement (including any payable pursuant to Section 6(d)) will be paid on (or within ten (10) days following) the sixtieth (60th) day following Executive’s Separation from Service (the “Severance Pay Date”).

(e) Notwithstanding anything to the contrary contained in this Agreement, the Severance Benefits shall only be payable if the Severance Date occurs at a time during which (i) the Company is not party to an agreement, the consummation of the transactions contemplated thereby which would result in the occurrence of a “Change in Control” (as such term is defined in the KERA), and (ii) a Change in Control has not occurred within the preceding twenty-four (24) months.

10. Release; Exclusive Remedy.

(a) This Section 10 shall apply notwithstanding anything else contained in this Agreement. As a condition precedent to any Company obligation to the Executive pursuant to Section 9(b) or 6(d), the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive. If such Release is not provided within such time period or is revoked, then the Executive shall forfeit any payments or benefits that otherwise would have been provided under Sections 9(b) or 6(d).

(b) The Executive agrees that the payments and benefits contemplated by Section 9 or 6(d) (if applicable) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 9 or Section 6(d) shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Subsidiary of the Company, and as a fiduciary of any benefit plan of the Company or any Subsidiary of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 8(a) or the Executive provides the Company notice of termination pursuant to Section 8(b), the Company will have the option to place the Executive on paid administrative leave during any notice period.

11. Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means, to the extent not paid or payable pursuant to the terms of any other agreement between the Company and Executive:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any reimbursement due to the Executive pursuant to Section 7(b) for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b) As used herein, “Cause” shall have the meaning ascribed to it in the KERA and shall be subject to the same notice and cure periods provided therein.

(c) As used herein, “Disability” shall have the meaning ascribed to it in the KERA.

(d) As used herein, “Good Reason” shall have the meaning ascribed to it in the KERA and shall be subject to the same notice and cure periods provided therein.

(e) As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a resignation by the Executive for Good Reason.

(f) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

12. Cooperation in Litigation; Audit. Following the Severance Date, the Executive shall reasonably cooperate with the Company and its affiliates in connection with: (i) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any affiliates with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any affiliate (collectively, “Litigation”); or (ii) any audit of the financial statements of the Company or any affiliate with respect to the period of time when the Executive was employed by the Company or any affiliate (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) providing information and legal representations to the auditors of the Company or any affiliate, in a form and within a time frame requested by the Board, with respect to the Company’s or any affiliate’s opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any affiliate; and (iv) turning over to the Company or any affiliate any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession. The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 12, including lodging and meals, upon the Executive’s submission of receipts.

13. Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Section 409A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 9(b) or Section 6(d) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 14(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 14(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c) To the extent that any benefits pursuant to Sections 9(b) or 6(d) or reimbursements pursuant to Section 7(b) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(d) Each Severance Benefit provided under Section 9 of this Agreement shall be considered a “separate payment” and not one of a series of payment for purposes of Code Section 409A.

15. Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. If Executive is unable to care for his affairs when a payment is due under this Agreement, payment may be made directly to Executive’s legal guardian or personal representative.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

16. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, other than the Surviving Agreements. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

17. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18. Arbitration. Except as provided elsewhere in this Agreement, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive’s employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Orange County, California in accordance with the laws of the State of California. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules. The arbitration fees shall be paid by the Company. Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator. The statute of limitations or any cause of action shall be that prescribed by law. The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law. The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law. Notwithstanding anything to the contrary contained in this Section 18, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

19. Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Except as specifically provided for elsewhere herein, each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

20. No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21. Representation by Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Accordingly, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

22. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement will be governed by and construed in accordance with the laws of the state of California without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied. In furtherance of the foregoing, the internal law of the state of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

EMULEX CORPORATION

By:	/s/ Michael J. Rockenbach
Name:	MICHAEL J. ROCKENBACH
Title:	EXECUTIVE VICE PRESIDENT &
CHIEF FINANCIAL OFFICER

EXECUTIVE:

/s/ James M. McCluney
JAMES M. MCCLUNEY

EXHIBIT A

Form Release

See attached General Waiver and Release Form

GENERAL WAIVER AND RELEASE FORM

1. In return for payment of severance benefits pursuant to the Employment Agreement (the “Agreement”), I hereby generally and completely release the Company (as defined in the Agreement) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, and assigns (collectively the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this general release (this “Release”). This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including without limitation wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees and costs, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and California Fair Employment and Housing Act (as amended), the California Family Rights Act (as amended), California Labor Code section 1400 et. seq. and any similar laws in other jurisdictions; and (6) any and all claims for violation of the federal, or any state, constitution; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Release, nor does this Release extend to any obligation incurred under the Agreement or any right to enforce my rights under the Agreement.

2. This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including, but not limited to, claims under California Labor Code section 2802 and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

3. I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any of the Released Parties. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the California Family Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

4. I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have at least twenty-one (21) days to consider this Release (although I may choose to sign it any time on or after my Termination Date (as defined in the Agreement)); (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”); and (e) this Release will not be effective until I have signed it and returned it to the Company’s Human Resources Department and the Revocation Period has expired. I further acknowledge that, upon executing this Release, I have used all or as much of the twenty-one (21) day period as I deem necessary to fully consider this Release, and, if I have used less than the full twenty-one (21) day period, I waive the portion not used. In addition, if my termination of employment has occurred in connection with a layoff or exit incentive program, I acknowledge that (x) I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by such layoff or exit incentive program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); and (y) I have at least forty-five (45) days after I have received the Disclosures to consider this Release (although I may choose to sign it any time on or after my Termination Date) in lieu of the twenty-one (21) day period described above.

5. I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this Release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims that I may have against the Company.

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Employee Signature (to be signed only after the Termination Date):

Employee Name:

Date Signed: